AFLAC INCORPORATED

EXECUTIVE DEFERRED COMPENSATION PLAN

As amended and restated
effective January 1, 2020

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AFLAC INCORPORATED

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective as of the 1st day of January, 2020, Aflac Incorporated (the “Controlling Company”) hereby amends and restates the Aflac Incorporated Executive Deferred Compensation Plan (the “Plan”).

BACKGROUND AND PURPOSE

A.    Background. The Plan was initially adopted effective as of January 1, 1999, was most recently restated effective September 1, 2015, and was subsequently amended. Effective January 1, 2020, the Plan, as set forth in this document, is intended and should be construed as a restatement and continuation of the Plan as previously in effect.

B.    Goal. The Controlling Company desires to provide to key management employees of the participating companies one or more of the following benefits: (i) an opportunity to defer the receipt and income taxation of a portion of such employees’ annual compensation; (ii) additional retirement benefits; and (iii) additional deferred compensation.

C.    Purpose. The purpose of the Plan document is to set forth the terms and conditions pursuant to which these deferrals may be made and to describe the nature and extent of the employees’ rights to their deferred amounts. The purpose of this restatement is to (i) incorporate amendments adopted since the September 1, 2015, restatement of the Plan; (ii) update the list of Participating Companies; and (iii) reflect the merger of the Aflac Incorporated Sales Leaders Deferred Compensation Plan with and into the Plan and the grandfathering (i.e., the continuation) of certain provisions related to the accounts transferring from that plan.

D.    Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. It is intended that this Plan comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

STATEMENT OF AGREEMENT

To amend and restate the Plan with the purposes and goals as hereinabove described, the Controlling Company hereby sets forth the terms and provisions of the Plan as follows:

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AFLAC INCORPORATED
EXECUTIVE DEFERRED COMPENSATION PLAN

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1.35	Participant	8
1.36	Participating Company	8
1.37	Payment Date	8
1.38	Plan	8
1.39	Plan Year	8
1.40	Post 409A Account	8
1.41	Pre-409A Account	8
1.42	Retirement Plans Investment Committee	8
1.43	Salary Deferral Election	9
1.44	Separate from Service or Separation from Service	9
	(a) Leaves of Absence	9
	(b) Status Change	9
	(c) Termination of Employment	9
1.45	SLDCP	10
1.46	SLDCP Primary Payment Date	10
1.47	SLDCP Subaccount	10
1.48	Surviving Spouse	10
1.49	Trust or Trust Agreement	10
1.50	Trust Fund	10
1.51	Trustee	10
1.52	Valuation Date	10
1.53	Years of Employment	10
1.54	Years of Participation	11

ARTICLE II ELIGIBILITY AND PARTICIPATION		12
2.1	Eligibility for Deferral Contributions	12
	(a) Annual Participation	12
	(b) Interim Plan Year Participation	12
2.2	Procedure for Admission	12
2.3	Eligibility for Discretionary and Matching Contributions	12
2.4	Eligibility for Executive Employer Contributions	12
2.5	Cessation of Eligibility	12
2.6	Merger of SLDCP	13
	(a) 409A Compliance	13
	(b) Beneficiary Designations	13

ARTICLE III PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING		14
3.1	Participants’ Accounts	14
	(a) Establishment of Accounts	14
	(b) Nature of Contributions and Accounts	14
	(c) Several Liabilities	14
	(d) General Creditors	14
3.2	Deferral Contributions	14
	(a) Effective Date	15
	(b) Term and Irrevocability of Election	15
	(c) Amount	16

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	(d) Crediting of Deferral Contributions	16
3.3	Matching Contributions	16
3.4	Discretionary Contributions	17
3.5	Executive Employer Contributions	17
3.6	Debiting of Distributions	17
3.7	Adjustment for Earnings and Losses	17
	(a) General Rule	17
	(b) Cash Dividends	18
	(c) Adjustments for Stock Dividends and Splits	18
3.8	Value of Account	18
	(a) General Rule	18
	(b) Value of Company Stock	18
3.9	Vesting	19
	(a) General	19
	(b) Executive Employer Contributions	19
	(c) Change in Control	21
	(d) Other Vesting Schedules	21
3.10	Notice to Participants of Account Balances	22
3.11	Good Faith Valuation Binding	22
3.12	Errors and Omissions in Accounts	22

ARTICLE IV INVESTMENT FUNDS		23
4.1	Selection by Retirement Plans Investment Committee	23
4.2	Participant Direction of Deemed Investments	23
	(a) Nature of Participant Direction	23
	(b) Investment of Contributions	23
	(c) Investment of Existing Account Balances	23
	(d) Administrative Committee Discretion	24

ARTICLE V PAYMENT OF POST-409A ACCOUNT BALANCES		25
5.1	Amount of Benefit Payments for Post-409A Account	25
5.2	Timing and Form of Distribution of Post-409A Account	25
	(a) Timing of Distributions	25
	(b) Form of Distribution for Post-409A Account Balances	27
	(c) Modifications of Form and Timing	27
	(d) Medium of Payment	28
	(e) Order of Distribution	28
	(f) Cash-out	29
5.3	Change in Control	30
5.4	Death Benefits	30
5.5	Distribution of Post-409A Account Discretionary Contributions	30
	(a) Determination by Grantor	30
	(b) Participant Election in Absence of Designation by Grantor	31
	(c) Default Payment	32
5.6	Distribution of Executive Employer Contributions	32
	(a) Generally	32

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	(b) Installment Election	32
	(c) Change in Form of Payments	32
	(d) Other Distribution Rules	32
5.7	Hardship Withdrawals	33
5.8	Taxes	33
	(a) Amounts Payable Whether or Not Account is in Pay Status	33
	(b) Amounts Payable Only if Account is in Pay Status	33
5.9	Offset of Post-409A Account by Amounts Owed to the Affiliates	34
5.10	No Acceleration of Post-409A Account Payments	34

ARTICLE VI PAYMENT OF PRE-409A ACCOUNT BALANCES		35
6.1	Benefit Payments of Pre-409A Accounts Upon Termination of Service for Reasons Other Than Death	35
	(a) General Rule Concerning Benefit Payments	35
	(b) Timing of Distribution	35
6.2	Form of Distribution for Pre-409A Account	36
	(a) Single-Sum Payment	36
	(b) Annual Installments	36
	(c) Multiple Forms of Distribution	36
	(d) Change in Control	36
	(e) Form of Assets	37
	(f) Order of Distribution	37
6.3	Death Benefits	37
6.4	In-Service Distributions	37
	(a) Hardship Distributions	37
	(b) Distributions with Forfeiture	37
6.5	Taxes	38

ARTICLE VII CLAIMS		39
7.1	Rights	39
7.2	Claim Procedure	39
	(a) Initial Claim	39
	(b) Appeal	39
7.3	Satisfaction of Claims	40

ARTICLE VIII SOURCE OF FUNDS; TRUST		41
8.1	Source of Funds	41
8.2	Trust	41
	(a) Establishment	41
	(b) Distributions	41
	(c) Status of the Trust	41
	(d) Change in Control	41
8.3	Funding Prohibition under Certain Circumstances	42

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ARTICLE IX ADMINISTRATIVE AND RETIREMENT PLANS INVESTMENT COMMITTEES		43
9.1	Action of Administrative Committee	43
9.2	Rights and Duties of Administrative Committee	43
9.3	Compensation, Indemnity and Liability	44
9.4	Retirement Plans Investment Committee	44
	(a) Appointment	44
	(b) Duties	44
9.5	Delegation and Discretion	44
	(a) Delegation	44
	(b) Discretion	44

ARTICLE X AMENDMENT AND TERMINATION		46
10.1	Amendments	46
10.2	Termination of Plan	46
	(a) Freezing	46
	(b) Termination	46

ARTICLE XI MISCELLANEOUS		47
11.1	Beneficiary Designation	47
	(a) General	47
	(b) No Designation or Designee Dead or Missing	47
11.2	Distribution Pursuant to Domestic Relations Order	47
11.3	Taxation	47
11.4	Elections Prior to 2009	48
11.5	No Employment Contract	48
11.6	Headings	48
11.7	Gender and Number	48
11.8	Assignment of Benefits	48
11.9	Legally Incompetent	49
11.10	Governing Law	49

EXHIBIT A		A-1

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ARICLE I
DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meaning set forth below unless a different meaning plainly is required by the context.

1.1     Account means, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary. As determined by the Administrative Committee, an Account may be divided into separate subaccounts.

1.2    Administrative Committee means the committee designated by the Compensation Committee to act on behalf of the Controlling Company to administer the Plan. If at any time the Compensation Committee has not designated an Administrative Committee, the Compensation Committee will serve as the Administrative Committee. Subject to the limitation in Section 9.1 relating to decisions that affect solely their own benefits under the Plan, individuals who are management level employees and/or Participants may serve as members of the Administrative Committee. The Administrative Committee will act on behalf of the Controlling Company to administer the Plan, all as provided in Article IX.

1.3    Affiliate means the Controlling Company and any corporation or other entity that is required to be aggregated with the Controlling Company under Code Sections 414(b) or (c). Notwithstanding the foregoing, for purposes of determining whether a Separation from Service has occurred with any Participating Company, the term “Affiliate” will include such Participating Company and all entities that would be treated as a single employer with such Participating Company under Code Sections 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.

1.4    Annual Bonus means, for a Participant for any Plan Year, that portion of an Eligible Employee’s compensation for that Plan Year payable before the Participant’s Separation from Service as an annual bonus under (i) the Aflac Management Incentive Plan or any successor plan thereto; or (ii) the Aflac Sales Incentive Plan or any successor plan thereto.

1.5    Annual Bonus Contributions means, for a Participant for any Plan Year, that portion of such Participant’s Annual Bonus deferred under the Plan pursuant to Section 3.2.

1.6    Annual Bonus Election means a written, electronic or other form of election permitted by the Administrative Committee, pursuant to which a Participant may elect to defer under the Plan all or a portion of his Annual Bonus.

1.7    Annual Compensation means, for purposes of the Executive Employer Contributions, the amount earned by a Participant from the Affiliates for services performed as an employee (but not as a consultant) during a relevant calendar year as wages, salaries for professional services, and cash bonuses. For clarification, “Annual Compensation” for a relevant calendar year will include all such earned compensation whether or not paid to the Participant,

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including (i) such earned compensation contributed by the Affiliates on behalf of a Participant pursuant to a salary reduction agreement which is not includable in the gross income of the Participant under Code Sections 125, 402(a)(8) or 402(h); (ii) such earned compensation deferred by the Affiliates under the Plan either (A) on behalf of a Participant pursuant to a salary reduction agreement, or (B) as a result of the Affiliates’ specific decision to make a deferral of base salary in lieu of paying current cash compensation to the Participant; and (iii) such earned compensation that is comprised of bonuses that would have been paid in cash to the Participant if he had not voluntarily waived them.
1.8    Base Salary means, for a Participant for any Plan Year, the total of such Participant’s base salary, prior to any deductions, for such Plan Year payable before the Participant’s Separation from Service.
1.9    Base Salary Contributions means, for a Participant for each Plan Year, the portion of such Participant’s Base Salary deferred under the plan pursuant to Section 3.2.
1.10    Beneficiary means, with respect to a Participant, the person(s) designated in accordance with Section 11.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.
1.11    Board means the Board of Directors of the Controlling Company.
1.12    Business Day means each day on which the Trustee operates, and is open to the public, for its business.
1.13    Cause means a Participant’s involuntary termination of employment by the Affiliates, or a Participant’s voluntary termination of employment with the Affiliates in anticipation that the Participant will be terminated, in any case, for what the Compensation Committee or the Controlling Company’s Chief Executive Officer determines is due to the Participant’s: (i) continued failure to substantially perform his duties with the Affiliates (other than due to his incapacity due to physical or mental illness) after a written demand to do so by the Board, the Controlling Company’s Chief Executive Officer, or the Controlling Company’s Senior Human Resources Officer; (ii) engaging in conduct that is injurious to the Controlling Company or any Affiliate; or (iii) conviction of, or plea of guilty or no contest to, a felony or a crime of moral turpitude.
1.14    Change in Control.
(a)General Definition. For purposes of a Participant’s Pre-409A Account, Change in Control means the occurrence of any of the following events:
(i)Any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Controlling Company representing 30% or more of the combined voting power of the Controlling Company’s then outstanding securities; provided, for purposes of this subsection (i), securities acquired directly from the Controlling Company or its Affiliates will not be taken into account as securities beneficially owned by such Person;

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(ii)During any period of 2 consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Controlling Company to effect a transaction described in subsection (i), (iii) or (iv) hereof) whose election by the Board or nomination for election by the Controlling Company’s shareholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
(iii)The shareholders of the Controlling Company approve a merger or consolidation of the Controlling Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Controlling Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Controlling Company, at least 75% of the combined voting power of the voting securities of the Controlling Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Controlling Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Controlling Company’s then outstanding securities; or
(iv)The shareholders of the Controlling Company approve a plan of complete liquidation of the Controlling Company or an agreement for the sale or disposition by the Controlling Company of all or substantially all of the Controlling Company’s assets.
As used herein, the term “Person” will have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof; provided, a Person will not include (A) the Controlling Company or any of its subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Controlling Company or any of its subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the shareholders of the Controlling Company in substantially the same proportions as their ownership of stock of the Controlling Company.

(b)Payment Definition Under Code Section 409A. For purposes of a Participant’s Post-409A Account, “Change in Control” means any of the events specified in (i), (ii), (iii) or (iv) below, subject to the rules described in subsection (v) below:
(i)Any one person, or more than one person acting as a group (as described below), acquires ownership of stock of the Controlling Company that, together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the

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Controlling Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Controlling Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Controlling Company (or issuance of stock of the Controlling Company) and stock in the Controlling Company remains outstanding after the transaction.
(ii)Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Controlling Company possessing 30 percent or more of the total voting power of the stock of the Controlling Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control.
(iii)A majority of members of the Controlling Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Controlling Company’s board of directors before the date of the appointment or election.
(iv)Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Controlling Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Controlling Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Controlling Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(A)There is no Change in Control under this subsection (iv) when there is a transfer to an entity that is controlled by the shareholders of the Controlling Company immediately after the transfer, as provided in this subsection. A transfer of assets by the Controlling Company is not treated as a change in the ownership of such assets if the assets are transferred to:
(1)A shareholder of the Controlling Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(2)An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Controlling Company;

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(3)A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Controlling Company; or
(4)An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (3) above.
(B)For purposes of this subsection (iv) and except as otherwise provided in Treasury Regulations, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a company in which the Controlling Company has no ownership interest before the transaction, but that is a majority-owned subsidiary of the Controlling Company after the transaction, is not treated as a Change in Control.
(v)Additional Rules.
(A)Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time with respect to subsection (iv), or solely because they purchase or own stock of the same corporation at the same time with respect to subsections (i), (ii) and (iii). However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets (with respect to subsection (iv)) or stock (with respect to subsections (i), (ii) and (iii)), or similar business transaction with the Controlling Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets (with respect to subsection (iv)) or stock (with respect to subsections (i), (ii) and (iii)), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
(B)Attribution of Stock Ownership. For purposes of this section, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulations Section 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
(C)Acquisition of Additional Control. If any one person, or more than one person acting as a group, is considered to effectively control the

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Controlling Company (as determined under subsections (ii) and (iii)), the acquisition of additional control of the Controlling Company by the same person or persons is not considered to cause a Change in Control under subsections (i), (ii) or (iii).
1.15    Code means the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions.
1.16    Company Stock means the $.10 par value common stock of the Controlling Company.
1.17    Company Stock Fund means an Investment Fund, the rate of return of which will be determined as if the amounts deemed invested therein have been invested in shares of Company Stock. The aggregate of all Company Stock Units under the Plan will constitute the Company Stock Fund.
1.18    Company Stock Unit means an accounting entry that is equal in value at any time to the current fair market value of one share of Company Stock, and that represents an unsecured obligation to pay that amount to a Participant in accordance with the terms of the Plan. A Company Stock Unit will not carry any voting, dividend or other similar rights and will not constitute an option or any other right to acquire any equity securities of the Controlling Company.
1.19    Compensation Committee means the Compensation Committee of the Board.
1.20    Controlling Company means Aflac Incorporated, a Georgia corporation with its principal place of business in Columbus, Georgia.
1.21    Deferral Contributions means, for each Plan Year, a Participant’s Base Salary Contributions and Annual Bonus Contributions deferred under the Plan pursuant to Section 3.2.
1.22    Director means an individual employed by a Participating Company who is classified by the Participating Company as, and has the job title of, Director.
1.23    Disability or Disabled means that a Participant has been determined to be disabled under the group long-term disability plan maintained by the Affiliates in which the Participant participates.
1.24    Discretionary Contributions means the amount (if any) credited to a Participant’s Account pursuant to Section 3.4.
1.25    Effective Date means January 1, 2020, the date that this amendment and restatement of the Plan will be effective. The Plan was initially effective on January 1, 1999.
1.26    Eligible Employee means, for a Plan Year, an individual (i) who is a U.S.-based employee of a Participating Company; and (ii) who is either an officer (other than an Assistant Vice President), Director or Market Director of such Participating Company. The Compensation

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Committee, from time to time and in its sole discretion, may designate such other individuals, on an individual basis or as part of a specified group, as eligible to participate in the Plan. In addition, the Administrative Committee from time to time and in its sole discretion, may designate such other individuals, on an individual basis or as part of a specified group, as eligible to participate in the Plan but solely for purposes of making Deferral Contributions and not for purposes of receiving Matching Contributions, Discretionary Contributions or Executive Employer Contributions. To be an “Eligible Employee”, such an employee must be a member of a select group of key management or highly compensated employees of the Affiliates.
1.27    ERISA means the Employee Retirement Income Security Act of 1974, as amended.
1.28    Executive Employer Contribution means the amount (if any) credited to a Participant’s Account pursuant to Section 3.5.
1.29    FICA Tax means the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).
1.30    Financial Hardship means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s dependent (as defined in Code Section 152(a)) or, with respect to distributions upon Financial Hardship from a Participant’s Post-409A Account, the Participant’s Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship will be determined by the Administrative Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Administrative Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:
(a)Through reimbursement or compensation by insurance or otherwise;
(b)By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or
(c)By cessation of deferrals under the Plan.
Examples of what are not considered Financial Hardships include the need to send a Participant’s child to college or the desire to purchase a home.
1.31    Investment Election means an election, made in such form as the Administrative Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account will be deemed to be invested.
1.32    Investment Funds means the investment funds selected from time to time by the Retirement Plans Investment Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.

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1.33    Key Employee means a Participant who is a “specified employee” as defined in Code Section 409A as of: (i) for a Participant who Separates from Service on or after the first day of a calendar year and before the first day of the fourth month of such calendar year, the December 31 of the second calendar year preceding the calendar year in which such Participant Separates from Service; or (ii) for any other Participant, the preceding December 31. For purposes of identifying Key Employees, the Participant’s compensation means all of the items listed in Treasury Regulations Section 1.415(c)-2(b), and excluding all of the items listed in Treasury Regulations Section 1.415(c)-2(c).
1.34    Matching Contributions means the amount (if any) credited to a Participant’s Account pursuant to Section 3.3.
1.35    Participant means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.
1.36    Participating Company means, as of the Effective Date, each of (i) the Controlling Company, and (ii) each of its Affiliates that are designated on Exhibit A hereto as Participating Companies herein. In addition, any other Affiliate in the future may adopt the Plan with the consent of the Compensation Committee or the Administrative Committee, and such Affiliate’s name will be added to Exhibit A without the necessity of amending the Plan.
1.37    Payment Date means the date on which all or a portion of the Participant’s benefit is scheduled to be paid (in the case of a lump-sum payment) or commenced (in the case of installment payments) pursuant to the terms of the Plan.
1.38    Plan means the Aflac Incorporated Executive Deferred Compensation Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.
1.39    Plan Year means the 12-consecutive-month period ending on December 31 of each year.
1.40    Post 409A Account means the portion of a Participant’s Account that is not the Participant’s Pre-409A Account.
1.41    Pre-409A Account means the portion of a Participant’s Account attributable to the balance of the Participant’s Account that was earned and vested as of December 31, 2004.
1.42    Retirement Plans Investment Committee means the committee that will make and effect investment decisions, as provided in Article IX. To the extent that a Retirement Plans Investment Committee is not appointed, any other person or committee appointed by the Compensation Committee may act in lieu thereof.

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1.43    Salary Deferral Election means a written, electronic or other form of election permitted by the Administrative Committee, pursuant to which a Participant may elect to defer under the Plan a portion of his Base Salary.
1.44    Separate from Service or Separation from Service means that a Participant separates from service with the Participating Company that is his employer and its Affiliates, as defined in Code Section 409A and guidance issued thereunder. Generally, a Participant Separates from Service if the Participant dies, retires or otherwise has a termination of employment with all Affiliates, determined in accordance with the following:
(a)Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with an Affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for an Affiliate. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence will be substituted for such 6-month period.
(b)Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must Separate from Service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services to Affiliates as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.
(c)Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliates and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to all Affiliates if the Participant has been providing services to all Affiliates less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service

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recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).
1.45    SLDCP means the Aflac Incorporated Sales Leaders Deferred Compensation Plan (formerly known as the Aflac Incorporated Market Director Deferred Compensation Plan and originally effective September 30, 2014), which merged with and into the Plan effective as of January 1, 2020.
1.46    SLDCP Primary Payment Date will have the meaning provided in Section 5.2(a)(ii)(B).
1.47    SLDCP Subaccount means, with respect to a Participant or Beneficiary, the total dollar amount or value credited to the individual’s Account which is attributable to (i) pre-tax deferrals, related matching contributions and any discretionary employer contributions made under the SLDCP and transferred to the Plan, plus (ii) any pre-tax deferrals, related matching contributions and discretionary employer contributions posted to the Account on or after January 1, 2020, which would have posted to the SLDCP if that plan had remained in effect as a separate plan instead of merging into the Plan.
1.48    Surviving Spouse means, with respect to a Participant, the person who is treated as married to such Participant under the laws of any U.S. or foreign jurisdiction that has the legal authority to sanction marriages. The determination of a Participant’s Surviving Spouse will be made as of the date of such Participant’s death.
1.49    Trust or Trust Agreement means the separate agreement or agreements between the Controlling Company and the Trustee governing the Trust Fund, and all amendments thereto.
1.50    Trust Fund means the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.
1.51    Trustee means the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.
1.52    Valuation Date means each Business Day; provided, the value of an Account on a day other than a Valuation Date will be the value determined as of the immediately preceding Valuation Date.
1.53    Years of Employment means the calendar years in which the Participant is employed by the Affiliates for the entire calendar year. If a Participant terminates employment with the Affiliates and is later rehired, previous Years of Employment will only be taken into

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account to the extent determined by the Compensation Committee. The Compensation Committee may grant a Participant additional Years of Employment in its discretion at any time.
1.54    Years of Participation means the calendar years in which the Participant is participating in the Executive Employer Contributions portion of the Plan for the entire calendar year. If a Participant terminates employment with the Affiliates and is later rehired, previous Years of Participation will only be taken into account to the extent determined by the Compensation Committee. The Compensation Committee may grant a Participant additional Years of Participation at its discretion at any time.

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ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1    Eligibility for Deferral Contributions
(a)Annual Participation. Each individual who is an Eligible Employee as of the first day of a Plan Year will be eligible to participate in the Plan with respect to Deferral Contributions for the entire Plan Year.
(b)Interim Plan Year Participation. If determined in writing by the Chief Executive Officer of the Controlling Company, his duly authorized designee, the Senior Human Resources Officer of the Controlling Company, or the Compensation Committee, in his or its sole discretion, an individual who becomes an Eligible Employee during a Plan Year will be eligible to participate in the Plan with respect to Deferral Contributions. Such individual’s participation will become effective as of the date specified in writing by the Chief Executive Officer of the Controlling Company, his duly authorized designee, the Senior Human Resources Officer of the Controlling Company, or the Compensation Committee at the time such individual is selected as a Participant.
2.2    Procedure for Admission.
The Administrative Committee may require a Participant to complete such forms and provide such data as the Administrative Committee determines in its sole discretion. Such forms and data may include, without limitation, a Salary Deferral Election, an Annual Bonus Election, the Eligible Employee’s acceptance of the terms and conditions of the Plan, and the designation of a Beneficiary to receive any death benefits payable hereunder.
2.3    Eligibility for Discretionary and Matching Contributions.
The Compensation Committee, the Chief Executive Officer of the Controlling Company or his duly authorized designee, or the Senior Human Resources Officer of the Controlling Company may select at any time or times any employee of the Affiliates who is a member of a select group of key management or highly compensated employees of the Affiliates for participation in the Plan with respect to Discretionary Contributions and/or Matching Contributions.
2.4    Eligibility for Executive Employer Contributions.
The Compensation Committee may select at any time any Eligible Employee for participation in the Plan with respect to Executive Employer Contributions.
2.5    Cessation of Eligibility.
The Administrative Committee may remove a Participant from active participation in the Plan with respect to Deferral Contributions if he ceases to satisfy the criteria

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which qualified him as an Eligible Employee, in which case his Deferral Contributions under the Plan will not apply to compensation earned in any Plan Year after the Plan Year in which he ceases to satisfy the criteria which qualified him as an Eligible Employee. A Participant’s active participation in the Plan with respect to Executive Employer Contributions will end upon the earliest of: (i) the date of his Separation from Service; (ii) the date he incurs a reduction or elimination of officer status; or (iii) the date the Compensation Committee removes such Eligible Employee from active participation in the Plan with respect to Executive Employer Contributions, which the Compensation Committee may do at any time. Even if his active participation in the Plan ends, a Participant will remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an individual is an inactive Participant in the Plan, his Account will continue to be adjusted for earnings and losses as provided for in Section 3.7.
2.6    Merger of SLDCP.
Effective January 1, 2020, the SLDCP has been merged with and into the Plan, and the terms of the Plan will apply to accounts transferred to the Plan from the SLDCP. As a result of such merger, the following rules will apply in addition to the rules otherwise set forth in the Plan:
(a)409A Compliance. Notwithstanding anything in the Plan to the contrary, the terms of the Plan are intended to comply with Code Section 409A with regard to the accounts that transferred from the SLDCP, and will be construed and operated accordingly. No changes to payment terms of SLDCP accounts that would violate Code Section 409A are intended by the terms of this Plan.
(b)Beneficiary Designations. Beneficiary designations applicable under the SLDCP as of December 31, 2019, will transfer to and apply under the Plan effective January 1, 2020, as if such Beneficiary designations had been made under the Plan.

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ARTICLE III
PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING
3.1    Participants’ Accounts.
(a)Establishment of Accounts. The Administrative Committee will establish and maintain an Account on behalf of each Participant. Each Account will be credited with (i) Deferral Contributions (separated as necessary or helpful into Base Salary Contributions and Annual Bonus Contributions), (ii) Matching Contributions, (iii) Discretionary Contributions, (iv) Executive Employer Contributions, (v) deferred balances transferred to the Plan from the SLDCP, and (vi) earnings attributable to such Account, and will be debited by the amount of all distributions and investment losses attributable to such Account. Each Account will be subdivided into a Pre-409A Account and a Post-409A Account, which will be separately accounted for under the Plan. Each Account of a Participant will be maintained until the value thereof has been distributed to or on behalf of such Participant or his Beneficiary.
(b)Nature of Contributions and Accounts. The amounts credited to a Participant’s Account will be represented solely by bookkeeping entries. Except as provided in Article VIII, no monies or other assets will actually be set aside for such Participant, and all payments to a Participant under the Plan will be made from the general assets of the Participating Companies.
(c)Several Liabilities. Each Participating Company will be severally (and not jointly) liable for the payment of benefits under the Plan in an amount equal to the total of (i) all undistributed Deferral Contributions, (ii) all undistributed Matching Contributions, (iii) all undistributed Discretionary Contributions, (iv) all undistributed Executive Employer Contributions, (v) all undistributed balances transferred to the Plan from the SLDCP, and (vi) all investment earnings attributable to the amounts described in clauses (i)-(v) hereof. The Administrative Committee will allocate the total liability to pay benefits under the Plan among the Participating Companies, and the Administrative Committee’s determination will be final and binding.
(d)General Creditors. Any assets which may be acquired by a Participating Company in anticipation of its obligations under the Plan will be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary will be and remain no more than an unsecured, general creditor of such Participating Company.
3.2    Deferral Contributions.
Subject to the suspension period provided in Section 6.4(b), each Eligible Employee who is eligible to participate in the Plan for all or any portion of a Plan Year may elect to have Deferral Contributions made on his behalf for such Plan Year by completing and delivering to the Administrative Committee (or its designee) a Salary Deferral Election and/or an

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Annual Bonus Election, setting forth the terms of his election(s). Subject to the terms and conditions set forth below, a Salary Deferral Election may provide for the reduction of an Eligible Employee’s Base Salary earned during the Plan Year for which the Salary Deferral Election is in effect, and an Annual Bonus Election will provide for the reduction of an Eligible Employee’s Annual Bonus earned during the Plan Year for which the Annual Bonus Election is in effect. The following terms will apply to such elections:
(a)Effective Date.
(i)General Deadline. A Participant’s Salary Deferral Election and Annual Bonus Election for the compensation earned during a Plan Year must be made before the first day of such Plan Year, except as provided in subsection (ii) below.
(ii)Special Rule for New Participants.
(A)Salary Deferrals. If a Participant initially becomes an Eligible Employee (determined in accordance with Code Section 409A) and does not make an initial Salary Deferral Election within the time period set forth in subsection (i) above, such Participant may make a prospective Salary Deferral Election (but not an Annual Bonus Election) either before or within 30 days after the date on which his participation becomes effective, but only if permitted by the Chief Executive Officer of the Controlling Company, his duly authorized designee, the Senior Human Resources Officer of the Controlling Company, or the Compensation Committee, in his or its sole discretion. Such election will apply to the Participant’s Base Salary for services performed after the Salary Deferral Election is made, starting with the second payroll period that begins after the 30-day period commencing on the date on which the Participant’s participation becomes effective.
(B)Newly Eligible. If a former Eligible Employee again becomes an Eligible Employee under the Plan within 24 months after he ceased to be eligible under the Plan, such individual will not be treated as newly eligible under the Plan upon return to eligible status for purposes of this subsection (ii). If a former participant in the SLDCP becomes an Eligible Employee under the Plan within 24 months after he ceased to be eligible under the SLDCP (other than due solely to the merger of the SLDCP into the Plan effective as of the Effective Date), such individual will not be treated as newly eligible under the Plan upon so becoming an Eligible Employee, for purposes of this subsection (ii).
(b)    Term and Irrevocability of Election. An Eligible Employee may change his Salary Deferral Election and/or Annual Bonus Election for the Plan Year any time prior to the deadlines specified in subsections (a)(i) or (a)(ii) above (as applicable to the Participant), only to the extent (if any) permitted by, and subject to any restrictions or procedures determined by, the Administrative Committee. Upon the latest of the deadlines specified in (a)(i) or (a)(ii) above that applies to a Participant, such Participant’s Salary Deferral Election and/or Annual Bonus Election, or failure to elect, will become irrevocable for the Plan Year except as provided

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under this subsection (b). Each Participant’s Salary Deferral Election and Annual Bonus Election will remain in effect only for the Plan Year for which it is made. A Participant’s Salary Deferral Election and Annual Bonus Election may be cancelled in the discretion of the Administrative Committee as permitted under Code Section 409A (for example, on the date the Participant receives an unforeseeable emergency distribution pursuant to Code Section 409A). If a Participant is transferred from the employment of one participating company to the employment of another participating company, his Salary Deferral Election and Annual Bonus Election with the first participating company will remain in effect and will apply to his compensation from the second participating company until terminated in accordance with this subsection.
(c)    Amount.
(i)Salary Deferrals. A Participant may elect to defer his Base Salary payable in each regular paycheck up to a maximum of 75% (or such other maximum percentage and/or amount, if any, established by the Administrative Committee from Plan Year to Plan Year). Notwithstanding the foregoing, a Participant’s deferral for a paycheck will not exceed the amount of his Base Salary payable in such paycheck equal to the amount remaining after required withholdings for FICA Taxes.
(ii)Bonus Deferrals. A Participant may elect to defer his Annual Bonus up to 75% (or such other maximum percentage and/or amount, if any, established by the Administrative Committee from Plan Year to Plan Year).
(d)    Crediting of Deferral Contributions. For each Plan Year that a Participant has a Salary Deferral Election or Annual Bonus Election in effect, the Administrative Committee will credit the amount of such Participant’s Deferral Contributions to his Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to him but for his Salary Deferral Election or Annual Bonus Election.
3.3    Matching Contributions.
If and to the extent the Chief Executive Officer of the Controlling Company, his duly authorized designee, the Senior Human Resources Officer of the Controlling Company, or the Compensation Committee determines that the Controlling Company will make Matching Contributions for some or all Participants, then as of the end of each payroll period (or such other date or time as the Administrative Committee, in its sole discretion, determines from time-to-time), the Administrative Committee will credit to each Participant’s Account for such period a Matching Contribution equal to the amount of the Matching Contribution so determined. Notwithstanding the foregoing, the Chief Executive Officer of the Controlling Company and the Senior Human Resources Officer of the Controlling Company may not determine that the Controlling Company will make Matching Contributions for any individuals who are Eligible Employees solely due to their designation as such by the Administrative Committee (as provided under Section 1.26).

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3.4    Discretionary Contributions.
The amount of a Discretionary Contribution (if any) will be determined by the Chief Executive Officer of the Controlling Company or his duly authorized designee, the Senior Human Resources Officer of the Controlling Company, or the Compensation Committee, in his or its sole discretion. The Administrative Committee will credit any such Discretionary Contribution to the Account of a Participant as of any Valuation Date.
3.5    Executive Employer Contributions.
With respect to an Eligible Employee who has been selected for active participation in the Plan with respect to Executive Employer Contributions, the amount of such Participant’s Executive Employer Contribution (if any) will be determined by the Compensation Committee in its sole discretion from time to time. The Executive Employer Contribution for a Participant for a particular Plan Year will generally be equal to a percentage of the Participant’s Annual Compensation earned during the Plan Year. For a Participant to receive an Executive Employer Contribution for a Plan Year, he must either (i) have been employed on the last day of that Plan Year; or (ii) have terminated employment during the Plan Year due to (A) his death, (B) his Disability, or (C) his retirement after having attained (1) 15 Years of Employment, or (2) age 65. The Administrative Committee will credit any such Executive Employer Contribution to the Participant’s Account in the Plan Year following the Plan Year for which it is made as of the later of (i) the Valuation Date determined by the Compensation Committee, or (ii) the date the Recordkeeper credits such contribution to the Participant’s account.
3.6    Debiting of Distributions.
As of each Valuation Date, the Administrative Committee will debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.
3.7    Adjustment for Earnings and Losses.
As of each Valuation Date, the Administrative Committee will credit to each Participant’s Account the amount of earnings and/or debit the amount of losses applicable thereto for the period since the immediately preceding Valuation Date. Such adjustment for earnings and/or losses will be effected as of each Valuation Date, as follows:
(a)General Rule.
(i)Rate of Return. The Administrative Committee will first determine a rate of return for the period since the immediately preceding Valuation Date for each of the Investment Funds;
(ii)Amount Invested. The Administrative Committee next will determine the amount of (A) each Participant’s Account that was deemed invested in each Investment Fund as of the immediately preceding Valuation Date; minus (B) the

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amount of any distributions debited from the amount determined in clause (A) since the immediately preceding Valuation Date; and
(iii)Determination of Amount. The Administrative Committee will then apply the rate of return for each Investment Fund for such Valuation Date (as determined in subsection (a) hereof) to the amount of the Participant’s Account deemed invested in such Investment Fund for such Valuation Date (as determined in subsection (b) hereof), and the total amount of earnings and/or losses resulting therefrom will be applied to such Participant’s Account as of the applicable Valuation Date.
(b)Cash Dividends For Company Stock Units that have been credited to a Participant’s Account on or before a record date for Company Stock cash dividends and that remain credited to his Account through the corresponding dividend payment date, the Administrative Committee will credit to such Participant’s Account (in the subaccount where the related Company Stock Units are held) a dollar amount equal to the amount of cash dividends that would have been paid on his Company Stock Units if each Company Stock Unit constituted one share of Company Stock. Such dollar amount then will be deemed invested as directed by the Investment Committee.
(c)Adjustments for Stock Dividends and Splits. In the event of any subdivision or combination of the outstanding shares of Company Stock, by reclassification, stock split, reverse stock split or otherwise, or in the event of the payment of a stock dividend on Company Stock, or in the event of any other increase or decrease in the number of outstanding shares of Company Stock, other than the issuance of shares for value received by the Controlling Company or the redemption of shares for value, the number of Company Stock Units credited to a Participant’s Account will be adjusted upward or downward, as the case may be, to reflect the subdivision or combination of the outstanding shares. The amount of increase or decrease in the number of Company Stock Units in such event will be equal to the adjustment that would have been made if each Company Stock Unit credited to a Participant’s Account immediately prior to the event constituted one share of Company Stock.
3.8    Value of Account.
(a)General Rule. The value of a Participant’s Account as of any date will be equal to the aggregate value of all contributions and all investment earnings deemed credited to his Account as of such date, determined in accordance with this Article.
(b)Value of Company Stock.
(i)New York Stock Exchange. For all purposes under the Plan for which the value of Company Stock must be determined as of any particular date as of which Company Stock is trading on the New York Stock Exchange, the fair market value per share of Company Stock on such date will be the closing price of Company Stock on the New York Stock Exchange on such date. If, for any reason, the fair market value per share of Company Stock cannot be ascertained or is unavailable for a particular date, the fair market value of Company Stock on such date will be determined as of the nearest

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preceding date on which the fair market value can be ascertained pursuant to the terms hereof.
(ii)Other Exchange. For all purposes under the Plan for which the value of Company Stock must be determined as of any particular date on which Company Stock is not trading on the New York Stock Exchange but on which Company Stock is trading on another national securities exchange in the United States, the fair market value per share of Company Stock will be the closing price of the Company Stock on such national securities exchange on such date. If Company Stock is trading on such other national securities exchange in the United States on such date but no sales of shares of Company Stock occurred thereon, the fair market value per share of Company Stock will be the closing price of the Company Stock on the nearest preceding date. If on any particular date a public market will exist for Company Stock but Company Stock is not trading on a national securities exchange in the United States, then, if Company Stock is listed on the National Market List by the National Association of Securities Dealers, Inc. (the “NASD”), the fair market value per share of Company Stock will be the last sale price for such shares reflected on said market list for such date, and if Company Stock is not listed on the National Market List of the NASD, then the fair market value per share of Company Stock will be the mean between the bid and asked quotations in the over-the-counter market for such shares on such date. If there is no bid and asked quotation for Company Stock on such date, the fair market value per share of Company Stock will be the mean between the bid and asked quotations in the over-the-counter market for such shares on the nearest preceding date. If the fair market value per share of Company Stock cannot otherwise be determined under this Section as of a particular date, such value will be determined by the Administrative Committee, in its sole discretion, based on all relevant available facts.
3.9    Vesting.
(a)General. A Participant will at all times be fully vested in his Deferral Contributions and his Matching Contributions to the extent such Matching Contributions were made with respect to deferrals of Base Salary and/or Annual Bonuses considered earned before January 1, 2015, and the earnings credited to his Account with respect to such Deferral and Matching Contributions. Except as otherwise provided by the Chief Executive Officer of the Controlling Company, his designee, the Senior Human Resources Officer of the Controlling Company, or the Compensation Committee before or at the time such contributions are made, a Participant will at all times be fully vested in his Discretionary Contributions and other Matching Contributions, and the earnings thereon. A Participant will at all times be fully vested in his SLDCP Subaccount.
(b)Executive Employer Contributions.
(i)Vesting Date. Subject to subsection (ii) below, the portion of a Participant’s Account that is attributable to Executive Employer Contributions will be 100% vested on the earliest of: (A) December 31 of the Plan Year in which the Participant completes 15 Years of Employment or 5 Years of Participation, whichever

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occurs later; (B) the date a Change in Control occurs with respect to the Controlling Company while the Participant is employed by the Affiliates; (C) the date the Participant attains age 65 while employed by the Affiliates; (D) the date of the Participant’s death while employed by the Affiliates; or (E) the date the Participant’s Disability occurs while employed by the Affiliates; provided, the Compensation Committee may determine a different vesting schedule and/or criteria for any Participant.
(ii)Forfeiture. If a Participant terminates employment with the Affiliates before becoming vested as provided in subsection (i), the portion of such Participant’s Account that is attributable to Executive Employer Contributions will be immediately forfeited. In addition, notwithstanding the provisions of subsection (i), whether or not the Participant’s Executive Employer Contributions are 100% vested, any remaining balance in a Participant’s Executive Employer Contributions subaccount will be immediately forfeited upon:
(A)Termination due to Cause of (1) the Participant’s active participation in the Executive Employer Contribution portion of the Plan, or (2) his employment with the Affiliates; or
(B)The Participant’s violation of the noncompetition and confidentiality restrictions in subsection (iii) below.
(iii)Noncompetition and Confidentiality.
(A)Noncompetition. Any amounts otherwise payable to a Participant under the Plan attributable to Executive Employer Contributions will be immediately forfeited if the Compensation Committee determines that the Participant, without the prior consent of the Board, the Compensation Committee or the Controlling Company’s Chief Executive Officer, directly or indirectly has rendered advisory or any other services to, or has become employed by, or participated or engaged in any business competitive with, any of the business activities of the Controlling Company or any Affiliate in any states, the District of Columbia, any territories, or any foreign countries, in which the Controlling Company or any of its Affiliates do business. For purposes of this Section, “participated or engaged in” means that the Participant has acted as an agent, consultant, representative, officer, director, member, independent contractor or employee; or as an owner, partner, limited partner, joint venturer, creditor or shareholder (except as a shareholder holding no more than a 1% interest in a publicly traded entity). As a condition to receiving benefits attributable to Executive Employer Contributions, the Compensation Committee or the Controlling Company’s Chief Executive Officer, in its or his sole discretion and at any time, may require any Participant to enter into a noncompete and/or nonsolicitation agreement with such terms and provisions as the Compensation Committee, or the Controlling Company’s Chief Executive Officer, may dictate; and if the Participant does not execute such agreement in a sufficiently timely manner to permit a payment attributable to Executive Employer Contributions to

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be made hereunder on the applicable Payment Date, such payment will be forfeited.
(B)Confidentiality. Any amounts otherwise payable to a Participant under the Plan attributable to Executive Employer Contributions will be immediately forfeited if the Compensation Committee or the Controlling Company’s Chief Executive Officer determines that the Participant, at any time during or following the Participant’s employment with the Affiliates, has disclosed any Confidential Information to any other person or entity (except employees of the Affiliates) without the prior written consent of the Board, the Compensation Committee, or the Controlling Company’s Chief Executive Officer. For this purpose, “Confidential Information” means (i) all information of or about the Affiliates that would be considered a trade secret under Georgia law; namely, that information which (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (this may include, but will not be limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing or process, financial data or plans, product plans, or a list of actual or potential customers or suppliers); and (ii) any other information that is material to the Affiliates and not generally available to the public, including, without limitation, information concerning the Affiliates’ methods and plans of operation, production processes, marketing and sales strategies, research and development, know-how, computer programming, style and design technology and plans, non-published product specifications, patent applications, product and raw material costs, pricing strategies, business plans, financial data, personnel records, suppliers and customers (whether or not such information constitutes a trade secret).
(c)Change in Control. If a Change in Control occurs with respect to the Controlling Company, Participants will be or become immediately 100% vested in the Matching Contributions and Discretionary Contributions that are not otherwise vested as of the date of such Change in Control. Matching Contributions and Discretionary Contributions that the Chief Executive Officer of the Controlling Company, his designee, the Senior Human Resources Officer of the Controlling Company, or the Compensation Committee determines are not immediately vested and that are credited to Participants’ Account after the date of a Change in Control will continue to vest in accordance with the applicable vesting schedules as applied to such Matching and Discretionary Contributions before the Change in Control.
(d)Other Vesting Schedules. In addition to the vesting dates provided in subsections (a) and (c), a Participant’s Matching Contributions and/or Discretionary Contributions, and the earnings credited with respect thereto, will vest at the time or times provided in any employment agreement, offer letter or other valid written agreement between the Participant and the Affiliates.

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3.10    Notice to Participants of Account Balances.
At least once for each Plan Year, the Administrative Committee will cause a written statement of a Participant’s Account balance to be distributed to the Participant.
3.11    Good Faith Valuation Binding.
In determining the value of the Accounts, the Administrative Committee will exercise its best judgment, and all such determinations of value (in the absence of bad faith) will be binding upon all Participants and their Beneficiaries.
3.12    Errors and Omissions in Accounts.
If an error or omission is discovered in the Account of a Participant, the Administrative Committee, in its sole discretion, will cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

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ARTICLE IV
INVESTMENT FUNDS
4.1    Selection by Retirement Plans Investment Committee.
From time to time, the Retirement Plans Investment Committee will select two or more Investment Funds for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan. The Retirement Plans Investment Committee may change, add or remove Investment Funds on a prospective basis at any time(s) and in any manner it deems appropriate.
4.2    Participant Direction of Deemed Investments.
Each Participant generally may direct the manner in which his Account will be deemed invested in and among the Investment Funds; provided, any amounts credited to the Company Stock Fund will at all times remain credited to such fund until the date such amount is distributed to the Participant or his Beneficiary. Any Participant investment directions permitted hereunder will be made in accordance with the following terms:
(a)Nature of Participant Direction. The selection of Investment Funds by a Participant will be for the sole purpose of determining the rate of return to be credited to his Account, and will not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time will have any actual investment of assets relative to the benefits or Accounts hereunder.
(b)Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant will be made as of the date the Participant commences participation in the Plan and will apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Business Day, and each such election will apply to all such specified contributions credited to such Participant’s Account after the Administrative Committee (or its designee) has a reasonable opportunity to process such election pursuant to such procedures as the Administrative Committee may determine from time-to-time. Any Investment Election made pursuant to this subsection with respect to future contributions will remain effective until changed by the Participant.
(c)Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested in each Investment Fund. Such Participant may make such Investment Elections as of any Business Day, and each such election will be effective after the Administrative Committee (or its designee) has a reasonable opportunity to process such election. Each such election will remain in effect until changed by such Participant.

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(d)Administrative Committee Discretion. The Administrative Committee shall have complete discretion to adopt and revise procedures to be followed in making such Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections, the effective date of such elections, and the establishment of a default investment selection in the event a Participant fails to make an investment election. Any procedures adopted by the Administrative Committee that are inconsistent with the deadlines or procedures specified in this Section shall supersede such provisions of this Section without the necessity of a Plan amendment.

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ARTICLE V
PAYMENT OF POST-409A ACCOUNT BALANCES
5.1    Amount of Benefit Payments for Post-409A Account.
Payment of a benefit amount from a Participant’s Post-409A Account as of any Payment Date hereunder will be calculated by determining the vested amount credited to the Participant’s Post-409A Account that is payable on such Payment Date, determined as of the Valuation Date on which the distribution is processed. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.
5.2    Timing and Form of Distribution of Post-409A Account.
(a)Timing of Distributions.
(i)Default Timing of Distribution. Except as provided in Sections 5.3, 5.4, 5.5 and 5.6, and subsections (a)(ii), (a)(iii) and (c) hereof, the Payment Date for a Participant’s Post-409A Account will be: (i) within 90 days after the date the Participant Separates from Service, in the case of a Participant who is not a Key Employee on the date he Separates from Service; or (ii) 6 months after the date the Participant Separates from Service, in the case of a Participant who is a Key Employee on the date he Separates from Service.
(ii)Payment Date Election.
(A)Generally. Subject to subsection (B) below, a Participant may elect, at the time he makes a Salary Deferral Election and/or Annual Bonus Election for a Plan Year, to have the Payment Date for the portion of his Post-409A Account balance attributable to Deferral Contributions for such Plan Year (including any vested Matching Contributions related to such Deferral Contributions) be (1) a specified date that is after the 1-year period following the end of the Plan Year to which the election applies; or (2) the earlier of a specified date that is after the 1-year period following the end of the Plan Year to which the election applies or the date provided in subsection (a)(i) above. Notwithstanding the foregoing election timing requirements, if the Participant elected a Payment Date before January 1, 2009, such Payment Date election will apply. Payment Date elections in effect under the SLDCP with respect to a Participant’s SLDCP Subaccount will transfer to and apply under the Plan effective January 1, 2020.
(B)Prior Plan Provisions for SLDCP Subaccounts. With respect to plan years beginning before January 1, 2017, under the SLDCP, a Participant was permitted to elect to have the Payment Date(s) for the portion of his SLDCP Subaccount balance attributable to contributions made on his behalf for services performed in such plan year be a specified date that is after the 1-year

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period following the end of the plan year to which the election applied. A Participant was permitted to elect different Payment Dates with respect to each type of SLDCP contribution [base salary deferrals, annual bonus deferrals, matching contributions, and discretionary contributions] made on his behalf with respect to services performed during such plan year; provided that if a Participant was not allowed to or did not make a payment election with respect to any matching contributions, such matching contributions will be distributed at the same time as the base salary contributions or annual bonus contributions under the SLDCP to which such matching contributions related. A Participant was permitted to designate a single primary Payment Date (the “SLDCP Primary Payment Date”) with respect to each contribution type for a plan year, and in the absence of such an election the date determined under Section 5.2(a)(i) is the SLDCP Primary Payment Date. The SLDCP Primary Payment Date will determine the time and method of payment of all remaining amounts (including undistributed earnings) in Participant’s SLDCP Subaccount attributable to the relevant contribution type for the applicable SLDCP plan year. A Participant was also permitted to elect one additional Payment Date for each type of contribution made for such plan year. Such election was required to designate a dollar amount to be paid on such additional Payment Date; provided that (i) such additional Payment Date was not allowed to be later than the date of the final distribution of the Participant’s SLDCP Subaccount under the Participant’s SLDCP Primary Payment Date election, and (ii) if the dollar amount due on a specified additional Payment Date is more than the balance of the portion of the Participant’s SLDCP Subaccount to which such payment election applies, then such payment will be equal to the balance of such portion of the Participant’s SLDCP Subaccount.
(iii)Matching Contributions Made after Separation.
(A)Generally. Notwithstanding subsections (i) and (ii) and except as provided in subsection (iii)(B), the Payment Date with respect to Matching Contributions, which are credited to the Participant’s Account after the last day of the Plan Year in which the Participant Separates from Service or dies, will be the later of (A) the date determined under subsections (i) and (ii) or Section 5.4 (as applicable), or (B) a date within the calendar year following the calendar year in which the Participant incurs a Separation from Service or dies, respectively; provided, it generally is anticipated that such Payment Date will occur within 60 days following the date such Matching Contributions are credited to the Participant’s Account.
(B)Trailing SLDCP Matching Contributions. Notwithstanding the foregoing, in the event that matching contributions are credited to a Participant’s SLDCP Subaccount after the last day of the plan year in which the Participant Separated from Service, the Payment Date with respect to such matching contributions will be the later of the date determined under subsections (i) and (ii) or the date on which such matching contributions are credited to the Participant’s SLDCP Subaccount.

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(b)Form of Distribution for Post-409A Account Balances.
(i)Single-Sum Payment. Except as provided in Section 5.5 and 5.6 and subsections (b)(ii) and (c) hereof, the portion of a Participant’s Post-409A Account payable on a given Payment Date will be distributed in the form of a single lump-sum payment.
(ii)Annual Installments.
(A)Election of Annual Installments. A Participant may elect, at the time he makes a Salary Deferral Election and/or Annual Bonus Election for a Plan Year, to receive the benefit attributable to Deferral Contributions for such Plan Year (including any vested Matching Contributions related to such Deferral Contributions) in the form of annual installments. Notwithstanding the foregoing election timing requirements, if the Participant elected a form of payment before January 1, 2009, such election will apply. Installment elections in effect under the SLDCP with respect to a Participant’s SLDCP Subaccount will transfer to and apply under the Plan effective January 1, 2020.
(B)Installment Periods. The installment payments will be made in substantially equal annual installments over a period of not less than 2 years and not more than 10 years (adjusted for earnings and losses between payments in the manner described in Section 3.7), beginning on the applicable Payment Date. The number of annual installment payments elected by the Participant will be specified at the time the Participant makes the election in which the installment payments are elected.
(c)Modifications of Form and Timing.
(i)Availability of Election.
(A)Contributions Related to Plan Years Before 2017. With respect to amounts attributable to Plan Years beginning before January 1, 2017, a Participant may make one or more elections to (i) delay the payment (or commencement) of the portion of his Post-409A Account attributable to a selected Plan Year’s Salary Deferral Election or Annual Bonus Election, and/or (ii) change the form of payment to: (A) have such portion of his Post-409A Account paid in the form of annual installment payments as described above, (B) change the number of installment payments elected, or (C) change installments to a lump sum. Solely with respect to an SLDCP Primary Payment Date, a Participant may change the form of payment to: (A) have the amounts payable on such SLDCP Primary Payment Date paid in the form of annual installment payments as described in Section 5.2(b)(ii), (B) change the number of installment payments elected, or (C) change installments to a lump sum. Any election under this subsection will specify the number of installment payments elected, if any.

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(B)Contributions Related to Plan Years After 2016. With respect to amounts attributable to Plan Years beginning on or after January 1, 2017, a Participant may make one or more elections to (i) delay the payment (or commencement) of the portion of his Post-409A Account attributable to a selected Plan Year’s Deferral Contributions, and/or (ii) change the form of payment to: (A) have such portion of his Post-409A Account paid in the form of annual installment payments as described above, (B) change the number of installment payments elected, or (C) change installments to a lump sum. Any election under this subsection will specify the number of installment payments elected, if any.
(ii)Delay in Payment Date. In the event of an election under subsection (c)(i) to delay the Payment Date but not to change the form of payment, the Payment Date for the portion of the Participant’s Post-409A Account payable on such Payment Date will be delayed as follows: (A) if payment upon Separation from Service pursuant to Section 5.2(a)(i) is being altered, such payment will be delayed to 5 years after the date of payment that would otherwise apply; (B) in the case of a Payment Date that is a specified date, the Payment Date will be delayed to a new specified date that is at least 5 years after such originally specified date; (C) in the case of a Payment Date that is described in subclause (2) of Section 5.2(a)(ii)(A), (1) if the specified date is being altered, such specified date will be delayed to a new specified date that is at least 5 years after the originally specified date, and (2) if the payment upon Separation from Service is being altered, such payment will be delayed to 5 years after the date of payment that would otherwise apply. In the event of an election under subsection (c)(i) that includes a change in the form of payment, the Payment Date for such portion of the Participant’s Post-409A Account will be delayed to 5 years after the Payment Date that would have applied (so that, in the case of an election of a Payment Date that is described in subclause (2) of Section 5.2(a)(ii)(A), payment upon Separation from Service and payment upon the specified date will both be delayed to 5 years after the date payment would otherwise be made).
(iii)Restrictions. Any election under this subsection (c) will not take effect until 12 months after the date on which the election is made, and, if made within 12 months before the payment was scheduled to begin or be made under the previous payment terms, will not be effective. In the case of an amount payable on a specified date selected under Section 5.2(a)(ii) or subsection (c)(i) (or similar provisions of the SLDCP for periods before January 1, 2020), an election under this subsection (c) will be made at least 1 year before such specified date.
(d)Medium of Payment. All distributions will be made in the form of cash, except for amounts deemed invested in the Company Stock Fund, which will be distributed in whole shares of Company Stock with fractional shares paid in cash.
(e)Order of Distribution. If any portion of a Participant’s Post-409A Account is deemed invested in the Company Stock Fund, any partial distributions from such Participant’s Post-409A Account will be made first from such amounts. After all amounts

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deemed invested in the Company Stock Fund have been distributed, any remaining amounts will be distributed in cash.
(f)Cash-out.
(i)Employee Deferral Cashout. Except as provided in subsection (v) below, if at any time a Participant’s Post-409A Account balance attributable to the aggregate of his Deferral Contributions does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay the Participant’s entire Post-409A Account balance attributable to Deferral Contributions in an immediate single-sum payment. For purposes of determining the amount of Deferral Contributions in a Participant’s Post-409A Account in order to apply this provision, any deferrals of compensation that the Participant has elected under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A will be considered as part of the Participant’s Post-409A Account balance attributable to Deferral Contributions hereunder.
(ii)Cashout of Employer Contributions. Except as provided in subsection (v) below, if at any time a Participant’s Post-409A Account balance, other than amounts attributable to Deferral Contributions, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay such portion of the Participant’s Post-409A Account balance in an immediate single-sum payment. For purposes of determining the amount of a Participant’s Post-409A Account other than Deferral Contributions in order to apply this provision, any deferrals of compensation other than Participant elective deferrals under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A will be considered as part of the Participant’s Post-409A Account balance other than amounts attributable to Deferral Contributions hereunder.
(iii)Documentation of Determination. Any exercise of the Administrative Committee’s discretion pursuant to subsections (i) and (ii) will be evidenced in writing no later than the date of the distribution.
(iv)Mandatory Cash-Out.
(A)Portion of Account other than SLDCP Subaccount. Notwithstanding anything in this Section or a Participant’s election to the contrary, subject to subsection (v) below, if a Participant’s total vested Post-409A Account balance without taking into account the SLDCP Subaccount is less than $25,000 on the date of the Participant’s Separation from Service, such Participant’s vested Post-409A Account excluding the SLDCP Subaccount will be distributed in a single lump-sum payment within 90 days after the date of the Participant’s Separation from Service.

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(B)SLDCP Subaccount Cashout. Notwithstanding anything in this Section or a Participant’s election to the contrary, subject to subsection (v) below, if a Participant’s total vested SLDCP Subaccount balance is less than $25,000 on the date of the Participant’s Separation from Service, such Participant’s SLDCP Subaccount will be distributed in a single lump-sum payment within 90 days after the date of the Participant’s Separation from Service.
(v)Six Month Delay for Key Employees. Notwithstanding the foregoing, to the extent provided by Code Section 409A, with respect to a Participant who is a Key Employee on the date he Separates from Service, no payment under this subsection (f) made on account of such Participant’s Separation from Service will be made within 6 months after the date the Participant Separates from Service.
5.3    Change in Control.
If a Participant who is employed by the Affiliates Separates from Service during the 1-year period immediately following a Change in Control, such Participant’s Post-409A Account will be paid in a single lump sum, and the Payment Date for such Participant’s Post-409A Account will be (i) the date the Participant Separates from Service (or, in the case of the SLDCP Subaccount, the 30th day after the date of Separation from Service), in the case of a Participant who is not a Key Employee on the date he Separates from Service; or (ii) 6 months after the date the Participant Separates from Service, in the case of a Participant who is a Key Employee on the date he Separates from Service; provided, to the extent provided by Code Section 409A, each time a Participant makes an election to change the form or timing of payment of a portion of his Account, the Payment Date under this Section for the portion of the Participant’s Account attributable to such election will be delayed to 5 years after the date of payment that applied prior to the election.
5.4    Death Benefits.
If a Participant dies before full payment of his Post-409A Account is made, his Beneficiary or Beneficiaries will be entitled to receive a distribution of the entire vested amount credited to such Participant’s Post-409A Account. The Post-409A Account will be distributed to such Beneficiary or Beneficiaries in the form of a single-sum payment, and the Payment Date will be the 60th day after the date of the Participant’s death.
5.5    Distribution of Post-409A Account Discretionary Contributions.
(a)Determination by Grantor. Subject to Sections 5.2(f), 5.3 and 5.4, distribution of any Discretionary Contributions from a Participant’s Post-409A Account will be made in the form and at the time specified by the Chief Executive Officer of the Controlling Company (to the extent duly authorized) or his duly authorized designee, the Senior Human Resources Officer of the Controlling Company, or the Compensation Committee, as applicable, when such Discretionary Contribution is declared or otherwise established. For purposes of this

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Section, the term “Discretionary Contributions” will include amounts in a Participant’s SLDCP Subaccount that were contributed as “Discretionary Contributions” as defined in the SLDCP.
(b)Participant Election in Absence of Designation by Grantor. If the Chief Executive Officer of the Controlling Company (to the extent duly authorized) or his duly authorized designee, the Senior Human Resources Officer of the Controlling Company, or the Compensation Committee, as applicable, does not designate a time and form of payment for Discretionary Contributions as provided in subsection (a), then such Discretionary Contribution will be distributed as provided in this subsection.
(i)Portion of Account other than SLDCP Account. With respect to contributions for Plan Years beginning before January 1, 2017, that are not part of a Participant’s SLDCP Subaccount, such Discretionary Contributions (adjusted for earnings and losses) will be distributed at the same time and in the same form of payment applicable to such Participant’s Salary Deferral Election, if any (including any modifications thereafter made in accordance with the provisions of this Article), applicable to the Plan Year in which the Discretionary Contribution is made, but only if either (i) such Salary Deferral Election was made before the first day of the first Plan Year in which services to which the Discretionary Contribution are attributable are performed, or (ii) such Salary Deferral Election was made pursuant to Section 3.2(a)(ii) and was made before the first day on which services to which the Discretionary Contribution are attributable are performed. With respect to contributions for Plan Years beginning on or after January 1, 2017, that are not part of a Participant’s SLDCP Subaccount, such Discretionary Contributions (adjusted for earnings and losses) will be distributed at the same time and in the same form of payment elected for such Participant’s Deferral Contributions (including any modifications thereafter made in accordance with the provisions of this Article) for the Plan Year in which the Discretionary Contribution is made, or, if the Participant does not make Deferral Contributions for a Plan Year, he or she may make an election regarding time and form of payment as permitted in Section 5.2 for any Discretionary Contribution made for such Plan Year, but in either case only if either (i) the Participant’s election was made before the first day of the first Plan Year in which services to which the Discretionary Contribution are attributable are performed, or (ii) the Participant’s election was made pursuant to Section 3.2(a)(ii) and was made before the first day on which services to which the Discretionary Contribution are attributable are performed.
(ii)SLDCP Subaccount. With respect to contributions for plan years beginning before January 1, 2017, that are part of a Participant’s SLDCP Subaccount, the Participant may have been allowed to elect one or more Payment Dates with respect to such Discretionary Contribution and/or elect a form of payment, in which case such election will apply under the Plan. In the absence of such an election, such Discretionary Contributions (adjusted for earnings and losses) will be distributed in the form provided in Section 5.2(b)(i), and the Payment Date for such Discretionary Contributions will be determined under Section 5.2(a)(i). With respect to contributions for plan years beginning on or after January 1, 2017, that are part of a Participant’s SLDCP Subaccount, such Discretionary Contributions (adjusted for earnings and losses) will be distributed at

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the same time and in the same form of payment elected for such Participant’s deferral contributions (including any modifications thereafter made in accordance with the provisions of this Article or the provisions of the SLDCP) for the plan year in which the Discretionary Contribution was made under the SLDCP. If the Participant did not make deferral contributions under the SLDCP for a plan year, the Participant was permitted to make an election regarding time and form of payment for the Discretionary Contributions made under the SLDCP for such plan year, in which case such election will apply under the Plan.
(c)Default Payment. If no payment elections apply under subsections (a) and (b) for a particular Discretionary Contribution, such Discretionary Contributions will be distributed in the form provided in Section 5.2(b)(i), and the Payment Date for such Discretionary Contributions will be determined under Section 5.2(a)(i), subject to Sections 5.2(f), 5.3 and 5.4.
5.6    Distribution of Executive Employer Contributions.
(a)Generally. Except as provided in Sections 5.2(f), 5.3 and 5.4, the Payment Date for the portion of a Participant’s Account that is attributable to Executive Employer Contributions will be the date that is 6 months after the date of the Participant’s Separation from Service. Except as provided in subsection (b) below, such benefit will be paid in a single lump sum in cash.
(b)Installment Election. Subject to Sections 5.2(f), 5.3 and 5.4, a Participant may elect, in accordance with procedures established by the Administrative Committee in its sole discretion, with respect to a given Plan Year, to receive payment of the portion of his Account attributable to Executive Employer Contributions related to services performed during such Plan Year in the form of substantially equal annual installments over a period of not less than 2 years and not more than 20 years (adjusted for earnings and losses between payments in the manner described in Section 3.7), beginning on the applicable Payment Date. Such election must be made before the beginning of the Plan Year to which it relates. A Participant may make a separate election as to form of payment for each Plan Year for which he receives Executive Employer Contributions.
(c)Change in Form of Payments. A Participant may make a one-time election to change a form of payment otherwise applicable under subsections (a) and (b) to any other form permitted under this Section, only if such election is made at least 12 months before the Payment Date described in subsection (a) hereof; provided, to the extent any such change in payment form is effective, the Payment Date for the applicable benefit will be delayed 5 years; and provided further, no such election will be effective if any portion of the payment(s) would thereby be delayed beyond 20 years from the 6-month anniversary of the Participant’s Separation from Service.
(d)Other Distribution Rules. If a Participant’s last Executive Employer Contribution is to be credited to his Account after his Separation from Service or death, the Payment Date for such amount will be the later of (i) the date determined in subsection (a) or (c)

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hereof or Section 5.4 (as applicable), or (ii) the calendar year following the calendar year in which the Participant incurs a Separation from Service or dies, respectively; provided, it generally is anticipated that such Payment Date will occur both within such calendar year and within 60 days after such Executed Employer Contribution is credited to the Participant’s Account. Sections 5.2(d) and (f) and Sections 5.3 and 5.4 will apply to the distribution of a Participant’s Executive Employer Contributions.
5.7    Hardship Withdrawals.
Upon receipt of an application for an in-service hardship distribution and the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee will cause the applicable Participating Company to pay an in-service distribution to such Participant from the Participant’s vested Post-409A Account, excluding any portion of such Account that is attributable to Executive Employer Contributions. Such distribution will be paid in a lump sum payment within 90 days after the date that the Administrative Committee makes its determination that the Participant has suffered a Financial Hardship (assuming that the Financial Hardship exists on that date), which must be prior to the Participant’s Separation from Service. The amount of such lump sum payment will be limited to the amount of such Participant’s vested Post-409A Account reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. Determinations of amounts reasonably necessary to satisfy the emergency need will take into account any additional compensation that is available under the Plan due to cancellation of a deferral election upon a payment due to a Financial Hardship. However, the determination of amounts reasonably necessary to satisfy the emergency need will not take into account any additional compensation that due to the Financial Hardship is available under the Plan or another nonqualified deferred compensation plan but has not actually been paid. If payment is made hereunder upon a Financial Hardship, it will be so designated at the time of payment. The amount of such distribution will reduce the Participant’s Post-409A Account balance as provided in Section 3.6.
5.8    Taxes.
(a)Amounts Payable Whether or Not Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Post-409A Account hereunder will become subject to FICA Tax or any state, local or foreign tax obligations, which a Participating Company will be required to pay or withhold prior to the time the Participant’s Post-409A Account becomes payable hereunder, the Participating Company will have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A.
(b)Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Post-409A Account hereunder is subject to any taxes which a Participating Company will be required to pay or withhold at the time the Post-409A Account becomes payable hereunder, the Participating Company will have the full power and authority to withhold and pay such tax out of any monies or other property that the Participating Company holds for the account of the Participant or Beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Post-409A Account that is not then payable.

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5.9    Offset of Post-409A Account by Amounts Owed to the Affiliates.
Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset any benefit payment or payments of a Participant’s or Beneficiary’s Post-409A Account under the Plan by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to the Affiliates. Notwithstanding the foregoing, no such offset will apply before the Post-409A Account is otherwise payable under the Plan, unless the following requirements are satisfied: (i) the debt owed to the Affiliates was incurred in the ordinary course of the relationship between the Participant and the Affiliates, (ii) the entire amount of offset under this sentence and any similar provision in any plan that is required to be aggregated with the Plan under Code Section 409A in a single taxable year does not exceed $5,000, and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary.
5.10    No Acceleration of Post-409A Account Payments.
Except as otherwise provided in this Section, no payment scheduled to be made under this Article may be accelerated. Notwithstanding the foregoing, the Administrative Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

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ARTICLE VI
PAYMENT OF PRE-409A ACCOUNT BALANCES
6.1    Benefit Payments of Pre-409A Accounts Upon Termination of Service for Reasons Other Than Death.
(a)General Rule Concerning Benefit Payments. In accordance with the terms of subsection (b) hereof, if a Participant terminates his employment with the Controlling Company and all of its Affiliates for any reason other than death, he (or his Beneficiary, if he dies after such termination of employment but before distribution of his Account) will be entitled to receive or begin receiving a distribution of the entire vested amount credited to his Pre-409A Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.
(b)Timing of Distribution.
(i)Except as provided in subsection (b)(ii) hereof, the Pre-409A Account payable to a Participant under this Section will be distributed as soon as administratively feasible after the date the Participant terminates his employment with the Controlling Company and all of its Affiliates for any reason other than death.
(ii)A Participant was permitted to elect, at the time he made his initial Salary Deferral or Annual Bonus Election or other deferral election under the Plan, to have his Pre-409A Account payable under this Section paid (or commenced) on any date (whether before or after the date his employment terminates, but not earlier than 1 year after the end of the Plan Year for which such election applies) specified in such election. A Participant was permitted to elect a different benefit commencement date with respect to his Salary Deferral and Annual Bonus Elections; provided, unless determined otherwise by the Administrative Committee, a Participant may elect no more than 2 different benefit commencement dates with respect to his Salary Deferral and Annual Bonus Elections. The Administrative Committee will pay (or commence the payment of) the Participant’s Pre-409A Account as soon as administratively feasible after the time specified in such election; provided, with respect to each initial scheduled benefit commencement date, (as determined in accordance with the preceding sentence or subsection (b)(i) hereof), the Participant may make a one-time election in writing, at least 1 year before such initial scheduled benefit commencement date, to delay the payment (or commencement) of his total benefit payable on such date to a later date, and such total benefit will be paid (or commenced) as soon as administratively feasible after such delayed date.

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6.2    Form of Distribution for Pre-409A Account.
(a)Single-Sum Payment. Except as provided in subsection (b) hereof, the Pre-409A Account payable to a Participant under Section 6.1 will be distributed in the form of a single-sum payment.
(b)Annual Installments. A Participant was permitted to elect, at the time he made his initial Salary Deferral or Annual Bonus Election or other deferral election under the Plan, to have his Pre-409A Account payable under Section 6.1 paid in the form of annual installment payments. If a Participant did not initially elect the installment form of distribution for any portion of his benefit, that portion of his benefit will be paid in the form of a lump sum payment unless, at least 1 year before his initial scheduled benefit commencement date (as determined in accordance with Section 6.1), the Participant makes a one-time election in writing to receive such benefit in the form of installment payments (in accordance with the terms of this subsection). The following terms and conditions will apply to installment payments made with respect to a Participant’s Pre-409A Account under the Plan:
(i)The installment payments will be made in substantially equal annual installments (adjusted for investment income between payments in the manner described in Section 3.6); provided, in no event will such payments be made over a period in excess of 10 years. The initial value of the obligation for the installment payments will be equal to the amount of the Participant’s Pre-409A Account balance calculated in accordance with the terms of Section 6.1(a).
(ii)If a Participant dies after payment of his benefit from the Plan has begun, but before his entire benefit has been distributed, the remaining amount of his Pre-409A Account balance will be distributed to the Participant’s designated Beneficiary in the form of a single-sum payment.
(iii)Notwithstanding any election under this Section 6.2(b) to the contrary, with respect to any Participant whose Pre-409A Account distribution as of the date it is scheduled to commence in accordance with Section 6.1(b) is less than $10,000 per year, or such other minimum amount as may be determined by the Administrative Committee in its sole discretion, such benefit will be paid in a lump sum payment.
(c)Multiple Forms of Distribution. To the extent a Participant elects multiple benefit commencement dates in accordance with Section 6.1(b)(ii), such Participant may elect, with respect to the total benefit corresponding to each benefit commencement date, to receive such total benefit in the form of either a single-sum payment or annual installments as set forth above.
(d)Change in Control. Notwithstanding anything in Section 6.1 or this Section 6.2 or any election made by the Participant to the contrary, any Participant (i) who terminates employment with all Affiliates for a reason other than his death within the 12 month period beginning on the date a Change in Control occurs, or (ii) whose installment payments as elected under Section 6.2(b) have commenced or are scheduled to commence as of the date of

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the Change in Control, will receive a full distribution of the Pre-409A Account payable under Section 6.1(a) in the form of a lump sum payment. Such payment will be made as soon as administratively feasible after the date the Participant terminates employment with all Affiliates for any reason other than death or the date of the Change in Control, as applicable.
(e)Form of Assets. All distributions will be made in the form of cash, except for amounts deemed invested in the Company Stock Fund (which will be distributed in whole shares of Company Stock with fractional shares paid in cash).
(f)Order of Distribution. If any portion of a Participant’s Pre-409A Account is deemed invested in the Company Stock Fund, any partial distributions from such Participant’s Pre-409A Account will be made first from such amounts. After all amounts deemed invested in the Company Stock Fund have been distributed, any remaining amounts will be distributed in cash, as provided for in subsection (e) hereof.
6.3    Death Benefits.
If a Participant dies before payment of his Pre-409A Account from the Plan is made or commenced, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee will be entitled to receive a distribution of the total of the entire vested amount credited to such Participant’s Pre-409A Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this Section, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure. The Pre-409A Account will be distributed to such Beneficiary or Beneficiaries, as soon as administratively feasible after the date of the Participant’s death, in the form of a single-sum payment in cash or Company Stock as prescribed in Section 6.2(e).
6.4    In-Service Distributions.
(a)Hardship Distributions. Upon receipt of an application for an in-service hardship distribution and the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee will cause the Controlling Company to pay an in service distribution to such Participant from such Participant’s Pre-409A Account. Such distribution will be paid in a lump sum payment, in cash or Company Stock as prescribed in Section 6.2(e), as soon as administratively feasible after the Administrative Committee determines that the Participant has incurred a Financial Hardship. The amount of such lump sum payment will be limited to the amount reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. The amount of such distribution will reduce the Participant’s Pre-409A Account balance as provided in Section 3.5.
(b)Distributions with Forfeiture. Notwithstanding any other provision of this Article VI to the contrary, a Participant may elect, at any time prior to termination of his employment with the Controlling Company and all of its Affiliates, to receive a distribution of a portion of the total of the entire vested amount credited to his Pre-409A Account, determined as

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of the Valuation Date on which such distribution is processed. Such distribution will be made in the form of a single-sum payment, in cash or Company Stock as prescribed in Section 6.2(e), as soon as administratively feasible after the date of the Participant’s election under this subsection (b). At the time such distribution is made, an amount equal to 10% of the amount distributed will be permanently and irrevocably forfeited (and, if the distribution request is for 90% or more of such Participant’s Pre-409A Account, the forfeiture amount will be deducted from his distribution amount to the extent there otherwise will be an insufficient remaining Pre-409A Account balance from which to deduct this forfeiture). In addition, the Participant receiving such distribution will not be eligible to actively participate in the Plan during the Plan Year next following the Plan Year in which the distribution is made.
6.5    Taxes.
If the whole or any part of any Participant’s or Beneficiary’s Pre-409A Account hereunder will become subject to any estate, inheritance, income or other tax which the Participating Company will be required to pay or withhold, the Participating Company will have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Beneficiary whose interests hereunder are so affected, except any portion of the Post-409A Account that is not then payable. Prior to making any payment, the Participating Company may require such releases or other documents from any lawful taxing authority as it will deem necessary.

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ARTICLE VII
CLAIMS
7.1    Rights.
If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), such claimant will submit the claim in accordance with the procedures set forth in this Article. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” will be 2 years, beginning on (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 7.2(b), a Participant or Beneficiary will have 90 days within which to bring suit for any claim related to such denied appeal; any such suit initiated after such 90-day period will be precluded.
7.2    Claim Procedure.
(a)Initial Claim. Claims for benefits under the Plan may be filed in writing with the Administrative Committee on forms or in such other written documents (if any) as the Administrative Committee may prescribe. The Administrative Committee will furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension, the Administrative Committee may extend such 90-day period by up to an additional 90 days, by providing a notice of such extension to the claimant before the end of the initial 90-day period. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
(b)Appeal. Any Participant or Beneficiary who has been denied a benefit, or his duly authorized representative, will be entitled, upon request to the Administrative Committee, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Administrative Committee’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Administrative Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a). The Administrative Committee’s decision will be made within 60 days following the filing of the request for review; provided, if special circumstances require an extension, the Administrative Committee may extend such 60-day period by up to an additional 60 days, by providing a notice of such extension to the claimant before the end of the initial 60-day period. If unfavorable, the notice of decision will explain the reasons for denial, indicate the provisions

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of the Plan or other documents used to arrive at the decision, and state the claimant’s right to bring a civil action under ERISA Section 502(a).
7.3    Satisfaction of Claims.
Any payment to a Participant or Beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Administrative Committee and the Participating Companies, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as will be determined by the Administrative Committee or the Participating Companies. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, such payment will be forfeited.

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ARTICLE VIII
SOURCE OF FUNDS; TRUST
8.1    Source of Funds.
Except as provided in this Section and Section 8.2 (relating to the Trust), each Participating Company will provide the benefits described in the Plan from its general assets. However, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets may be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the appropriate Participating Company will have the obligation, and the Participant or Beneficiary who is due such benefits will look to such Participating Company to provide such benefits.
8.2    Trust.
(a)Establishment. To the extent determined by the Controlling Company, the Participating Companies will transfer the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. Except as otherwise provided in the Trust Agreement, each transfer into the Trust Fund will be irrevocable as long as a Participating Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Participating Company; provided, it is the intent of the Controlling Company that the assets held by the Trust are and will remain at all times subject to the claims of the general creditors of the Participating Companies.
(b)Distributions. Pursuant to the Trust Agreement, the Trustee will make payments to Plan Participants and Beneficiaries in accordance with a payment schedule provided by the Participating Company. The Participating Company will make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and will pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Participating Company.
(c)Status of the Trust. No Participant or Beneficiary will have any interest in the assets held by the Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company will not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.
(d)Change in Control. Notwithstanding anything in this Article to the contrary, in the event of a Change in Control, each of the Participating Companies will immediately transfer to the Trustee an amount equal to the aggregate of all benefit amounts (determined as of the Valuation Date as of which the Change in Control occurs) of all Participants for which such Participating Company is liable for payment in accordance with the terms of Section 3.1(c). The funds so transferred will be held and administered by the Trustee pursuant to the terms of the Trust Agreement and the foregoing provisions of this Section.

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8.3    Funding Prohibition under Certain Circumstances.
Notwithstanding anything in this Article to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

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ARTICLE IX
ADMINISTRATIVE AND RETIREMENT PLANS INVESTMENT
COMMITTEES
9.1    Action of Administrative Committee.
Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action will be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, he will not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee will choose a secretary who will keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.
9.2    Rights and Duties of Administrative Committee.
The Administrative Committee will administer the Plan and will have all the powers necessary to accomplish that purpose, including (but not limited to) the following:
(a)To construe, interpret and administer the Plan;
(b)To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;
(c)To compute and certify to the Participating Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;
(d)To authorize all disbursements by the Participating Company pursuant to the Plan;
(e)To maintain all the necessary records of the administration of the Plan;
(f)To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;
(g)To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;
(h)To have all powers elsewhere conferred upon it; and
(i)To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

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The Administrative Committee will have the exclusive right in its discretion to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters will be final and conclusive on all parties.
9.3    Compensation, Indemnity and Liability.
The Administrative Committee and the Retirement Plans Investment Committee and their members will serve as such without bond and without compensation for services hereunder. All expenses of the Administrative Committee and Retirement Plans Investment Committee will be paid by the Participating Companies. No member of the committees will be liable for any act or omission of any other member of the committees, nor for any act or omission on his own part, except with regard to his own willful misconduct. The Participating Companies will indemnify and hold harmless the Administrative Committee and the Retirement Plans Investment Committee, and each member thereof, against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Administrative Committee and/or Retirement Plans Investment Committee, excepting only expenses and liabilities arising out of his own willful misconduct.
9.4    Retirement Plans Investment Committee.
(a)Appointment. The Retirement Plans Investment Committee will initially consist of those individuals who have been so appointed by the Board or one of its Committees. A member may resign at any time by written resignation to the remaining members of the Retirement Plans Investment Committee. Members of the Retirement Plans Investment Committee may be added, removed and/or replaced pursuant to the membership procedures that are established for the Retirement Plans Investment Committee from time to time.
(b)Duties. The Retirement Plans Investment Committee will have the following responsibility and authority:
(i)To appoint one or more persons to serve as investment manager with respect to all or part of the Trust, if any; and
(ii)To provide the Trustee with general investment policy guidelines and directions to assist the Trustee respecting investments made pursuant to the terms of the Plan.
9.5    Delegation and Discretion.
(a)Delegation. The Board, the Compensation Committee, the Controlling Company’s Chief Executive Officer, the Controlling Company’s Senior Human Resources Officer, the Administrative Committee, and Retirement Plans Investment Committee may delegate any authority or responsibilities they may have under the Plan to any other person.
(b)Discretion. The Board, the Compensation Committee, the Controlling Company’s Chief Executive Officer, the Controlling Company’s Senior Human Resources Officer, the Administrative Committee, and Retirement Plans Investment Committee (and their

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designees) will have full and complete discretion to exercise all authority and carry out all responsibilities given to them under the Plan, and their decisions and actions will be binding on all Participants, Beneficiaries and other persons.

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ARTICLE X
AMENDMENT AND TERMINATION
10.1    Amendments.
The Administrative Committee or the Compensation Committee will have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time; provided, any amendment that may result in significantly increased expenses under the Plan must be approved by the Compensation Committee. Any amendment will be in writing and executed by a duly authorized officer of the Controlling Company. An amendment to the Plan may modify its terms in any respect whatsoever; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries will be bound by such amendment.
10.2    Termination of Plan.
(a)Freezing. The Controlling Company, through action of the Board or the Compensation Committee, reserves the right to discontinue and freeze the Plan at any time, for any reason. Any action to freeze the Plan will be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. Upon the freezing of the Plan, Salary Deferral Elections and Annual Bonus Elections will not apply to Base Salary or Annual Bonuses earned after the Plan Year in which the Plan is frozen.
(b)Termination. The Controlling Company expects to continue the Plan but reserves the right to terminate the Plan and fully distribute all Accounts under the Plan at any time, for any reason; provided, the distribution of Post-409A Accounts will be subject to the restrictions provided under Code Section 409A (including, to the extent required by Code Section 409A, the 6-month delay that applies to distributions to Key Employees following Separation from Service). Any action to terminate the Plan will be taken by the Board or the Compensation Committee in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. If the Plan is terminated, each Participant will become 100 percent vested in his Account. Such termination will be binding on all Participants and Beneficiaries.

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ARTICLE XI
MISCELLANEOUS
11.1    Beneficiary Designation.
(a)General. Participants will designate and from time to time may redesignate their Beneficiaries in such form and manner as the Administrative Committee may determine.
(b)No Designation or Designee Dead or Missing. In the event that:
(i)a Participant dies without designating a Beneficiary;
(ii)the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or
(iii)the Beneficiary designated by a Participant cannot be located by the Administrative Committee within the maximum time limit for payment of benefits to such person (or within 1 year from the date benefits are to be paid to such person in the case of the Participant’s Pre-409A Account);
then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan will be the Participant’s Surviving Spouse, if any, and if not, the estate of the Participant.

11.2    Distribution Pursuant to Domestic Relations Order.
Upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)) requiring the distribution of all or a portion of a Participant’s vested Account to an alternate payee, the Administrative Committee will cause the Controlling Company to pay a distribution to such alternate payee.
11.3    Taxation.
It is the intention of the Controlling Company that the benefits payable hereunder will not be deductible by the Participating Companies nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Company, or the Trust, as the case may be, to such Participants or Beneficiaries. When such benefits are so paid, it is the intention of the Controlling Company that they will be deductible by the Participating Companies under Code Section 162. The Plan is intended to satisfy the requirements of Code Section 409A with respect to Post-409A Accounts, the Plan will be interpreted in all ways consistent with such intention, and the Administrative Committee will use

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its reasonable best efforts to interpret and administer the Plan in accordance with such requirements.
11.4    Elections Prior to 2009.
To the extent not consistent with the terms of this Plan, Salary Deferral Election forms and Annual Bonus Election forms submitted under the Plan prior to January 1, 2009, for Plan Years beginning after December 31, 2004, will be deemed modified to conform to the provisions of this document. Without limiting the generality of the foregoing, (i) any reference to payment as soon as administratively feasible following separation from service will be deemed to mean within 90 days following separation from service; (ii) any statement that the election will remain in effect for all future years until changed will be deemed modified to conform to subsection 3.2(b); (iii) any statement that if payments are less than $10,000 annually they will be paid in a single lump sum will be modified to provide for the cash-out distributions described in subsection 5.2(f) instead; and (iv) any statement that benefits will be paid beginning on the first day of the calendar quarter following Separation from Service will be deemed to provide for payment within 90 days after Separation from Service instead.
11.5    No Employment Contract.
Nothing herein contained is intended to be nor will be construed as constituting a contract or other arrangement between a Participating Company and any Participant to the effect that the Participant will be employed by the Participating Company for any specific period of time.
11.6    Headings.
The headings of the various articles and sections in the Plan are solely for convenience and will not be relied upon in construing any provisions hereof. Any reference to a section will refer to a section of the Plan unless specified otherwise.
11.7    Gender and Number.
Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.
11.8    Assignment of Benefits.
The right of a Participant or his Beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except: (i) by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan; or (ii) pursuant to a valid domestic relations order, in accordance with Section 11.2.

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11.9    Legally Incompetent.
The Administrative Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability on the part of the Participating Company for the amount of such payment to the person on whose account such payment is made.
11.10    Governing Law.
The Plan will be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.

IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer on the 20 day of November, 2019.

AFLAC INCORPORATED

By:     /s/ Daniel P. Amos

Title:      Chief Executive Officer, Aflac Inc.

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EXHIBIT A

Participating Companies
(See §1.36)

Company Names                    Effective Date

Communicorp, Inc.	Original Effective Date of the Plan
American Family Life Assurance Company of New York	Original Effective Date of the Plan
American Family Life Assurance Company of Columbus	Participated through April 2, 2018, when it merged into American Family Life Assurance Company of Columbus (Aflac) (formerly known as Nebraska Life Assurance Company)
Aflac International, Inc.	Original Effective Date of the Plan
Continental American Insurance Company	August 1, 2010
Aflac Benefits Advisors, Inc. (formerly known as Aflac Benefits Solutions, Inc.)	February 1, 2012
Aflac Corporate Ventures LLC	January 1, 2017
American Family Life Assurance Company of Columbus (Aflac) (formerly known as Nebraska Life Assurance Company)	April 2, 2017
Aflac Asset Management LLC	January 1, 2018
Empoweredbenefits, LLC	January 1, 2020
Empowered.Insure LLC	Date it first has one or more Employees
Aflac InfoSec Services LLC	Date it first has one or more Employees
Tier One Insurance Company	Date it first has one or more Employees

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